Exhibit 99.2

GoLogiq

Interim CEO Brent Suen

April 21, 2023

GoLogiq – Interim CEO Brent Suen, April 21, 2023

C O R P O R A T E P A R T I C I P A N T S

Brent Suen, Interim Chief Executive Officer

P R E S E N T A T I O N

Brent Suen

I’m going to get started. I hope everyone can hear me. I’m also recording this so that the transcription can be made available as well for those who can’t join us.

I also have our corporate counsel on the line as well, because what I’m going to be talking about today, he’s been working with me on.

As the news flow has shown, GoLogiq currently has one acquisition completed, GammaRey, and one in late stage of completion, Nest Egg, and then five other ones under Letter of Intent. We’ve also talked about a number of other strategic acquisitions underway as well. So, we are looking to bulk up this year and we have described that our intention was to aggregate over US$15 billion in assets under management or advisory, get to over $100 million in revenues and be profitable by year’s end. We have an active New York Stock Exchange process underway. We have an investment bank, Craft Capital, engaged to uplist us. We have Exchange Listing, which is our uplisting advisor, and we have an S-3 that was filed two weeks ago that we had hoped to use for the uplisting and then any subsequent strategic financing needs that are associated with the growth of the business.

I had originally planned to discuss the pathway to liquidity for many of our shareholders via what’s called Rule 144, and then certainly the S-3 filing that we did two weeks ago. Along the way, I’ve also personally gotten verbal and written approval from roughly 70% of the shareholders to do an organized freeing up of the shares. However, this past month we’ve seen some extremely unusual trading activity which unfortunately involves what’s called naked short selling. This is both improper and does violate U.S. securities laws, and when I requested the DTC list, which shows the movement from brokerage firms, and then the NOBO list, which shows the actual owners of those shares and where they own them, as of last Friday it is—it doesn’t just appear we have about a 12% overage in the number of shares that are actually in the flow. That means that there is an actual naked short position in our stock.

It's troublesome because it’s unlikely that the trading party has or can acquire shares to cover this short position, and we believe that this party or parties are relying upon potentially unrestricted shares that will come due under Rule 144. So, whether or not this person or persons intends to bring harm to the company or not, what they have done is they have created a scenario where any plans to uplist or complete our acquisitions is being greatly hindered. What I have done is I’ve enlisted help to evaluate these trades and determine the next steps.

With this in mind, tomorrow we are voluntarily withdrawing the S-3 shelf that we filed two weeks ago. That would have, in effect, allowed shares to become free trading via Rule 144. We’re also going to postpone any potential filing of what’s called an 8a-12(g), which also would have allowed Rule 144, and then the Board will consider refiling the S-3 or this 8a-12(g) when the trading of our stock does not include an inappropriate level of short sell activity.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262   1-604-929-1352   www.viavid.com

1

GoLogiq – Interim CEO Brent Suen, April 21, 2023

We plan on being very aggressive in our efforts to combat illegal and improper naked short selling, and as some of you know, it’s a very dubious practice that is the subject of federal securities laws, including Reg SHO, and we’ll work with FINRA, federal authorities and international securities regulators to try to take action against anyone who violates the law.

One thing that counsel actually advised me not to do but I’m going to do it anyway is if anyone on the call or anyone you know of that you believe knows who this is, I have over 1 million shares personally. I will give 500,000 shares to anyone who gives me information about who this is. So, whether or not they’re trying to harm the company or they’re just trying to bring liquidity, what they’ve done in effect is they’re hurting all of us. No one can free up their shares until this gets solved.

In addition to pulling the S-3 and indefinitely delaying the 144, what that’s also done is it’s going to push out any New York Stock Exchange uplisting. So, if any of you have any idea who this is, you can let me know confidentially. The other thing that I’ve been advised against but I’m going to say it anyway, is the other way we could bring them out is to short squeeze them.

Tomorrow morning I’m going to be on an interview on YouTube with Bill Ferron (phon) and most of his 6,000 followers look at short squeezes. And frankly, if that happens, I’d be delighted. Our float is a little over a million shares and about 700,000 of those shares are held by people who I know. So, we have in effect a 300,000 share float. Something like that is extremely easy to move, and if we squeeze these people and it goes to $10 or $15 or $20, well, they’ll have a margin call or they’ll have to get bought in. So, either that’s going to happen or someone’s going to have to let me know anonymously who it is, or they’re going to have to stop. Otherwise, everything is off the table.

I feel terrible about this, but the actions of this one person or persons are hurting all of you. So, right now I’ll take whatever questions I can. For the rest of you guys, if you want to email me or CMA, that’s great.

One question I have is, if all the proposed and announced GoLogiq deals were closed today, would the company be cash flow positive?

Yes, we would. We’d be at about $120 million in revenues, $15 billion in assets, and we’d be cash flow positive.

Anyone else? You can send me a message on the message chat. I’ll give you guys a few minutes if you’re not too familiar with it.

Here’s one. Assuming you get to the bottom of who is shorting and you sort it out, how long to get back on track?

That’s easy. Refiling an S-3 is a 30-minute exercise, so we can get back on track and we are in the NYSE process as we speak. So, getting back on track can be done within a day. But until we find out what’s going on, everything is off the table.

Other than this shorting b.s., what are the final steps to get to New York Stock Exchange listing? Price? Small underwriting?

Actually, we currently fulfill all of the criteria to uplist to the NYSE except for the $15 million float, which would have been achieved by a combination of registering a percentage of everyone’s shares that I had hoped to put out into a formal plan to everyone, but it got derailed by this past two weeks’ activities. Then in addition to that, Craft Capital was going to do a 100% retail stock-only offering of only $3 million to additionally qualify us. So, I’m not saying it’s an easy or smooth ride, but we do fulfill all the criteria and would have with the appropriate plan in place that we had mapped out.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262   1-604-929-1352   www.viavid.com

2

GoLogiq – Interim CEO Brent Suen, April 21, 2023

Do you have any immediate plans for any further additions to the GoLogiq board?

Yes, we do. I think as most of you know we’ve got three independent non-execs on there now: Granger Whitelaw, Candice Beaumont and Peter Bordes. We also have two strategic board advisors, Sim Farar, who is with us on this call and is one of UN representatives for the United States and has a very highly regarded career in public service. We also have James Keyes, who is the former global CEO of 7/11. I think two men of that caliber would not have joined if they did not see the potential upside here, and it really pains me to see four months of some very dramatic and aggressive work being done only to be derailed by the actions of one or two people.

What is the expected outstanding shares, assuming all the acquisitions are completed?

What we had mapped out, if we complete all of the acquisitions the total number of shares would be approximately about 170 million shares. But if you’re looking at—if you look at public comps on the asset management and on the fintech side for companies that manage money, have online apps for savings and investing and other fintech products, if you look at the valuation metrics, that would equate to a market cap on that number of shares outstanding that would still come out to a value of about $5 to $6 per share. So, there is upside here, and we’re not too far from a $2 qualification for NYSE. But as long as this short seller is sitting on it, we’re not going to make it. And I don’t want to do a reverse split. I think most everyone on this call who is familiar with them also does not want to see that.

Let’s see. Can we expect an updated slide deck so we can see all the pieces together?

Yes, I have one and I was actually going to put that out this week until this came about. Let me see about what I can do to share it, but unfortunately some of the acquisition targets we had lined up, without a clear path to New York Stock Exchange they and I think everyone else on this call, and especially myself, do not want to be part of a company that is doomed to the pink sheets and is relatively illiquid.

Thanks for the update. How long do we have to be at $2 a share to uplist? I’m sorry. For uplist to resume?

It’s not necessarily just a question of the $2, Collins (phon). It is being able to increase liquidity and not have an overhang that’s evident and out there. I think that we were trading very nicely up until a few weeks ago when we filed the S-3 and the short selling started to come on.

Look, when I went through the DTC sheets last week, it showed 9,200 shares that had traded and changed hands between all the brokerage firms on DTC. But we traded over 60,000 shares last week, so where was that other 50,000-plus shares? That is naked short selling. Okay? I had someone go out today who is a professional investor and has a very large hedge fund to see if they could borrow our shares legally. You can only get a borrow on 5,000 shares. So, with around 153,000 shares sold short, how is that possible? And if it’s a real fund that is trying to establish a short position here, what’s the most they could hope to get off? Two hundred thousand? Three hundred thousand shares? If we went to zero, what is that? Six hundred thousand dollars in profits? That is not the target of a large predatory fund. That is something that is either a small, relatively unsophisticated group that paints themselves as a fund but is really not, okay? Or, it’s someone who has 144 paper and—look, I get it, okay? You look at it and you say, “All right, well if 144 restrictions come off for everyone, I want to be first out. I have a mechanism for doing that. I’m going to do it,” well, you know what? You’re F’ing it up for everyone else. You’re F’ing up our ability to uplist and you’re also messing up the ability to do a number of other things that we’ve put in place.

Apologies to anyone who is offended by the F word, but I am furious about this. Because what we’ve done in four months is what most companies take years to do, and to be derailed like this makes me extremely angry. And you all should be too. If you know who it is, even if it’s a friend, you should tell them, “You need to stop and you need to unwind that position.” Or if you want to call me confidentially, I will issue you 500,000 shares of my shares for this, okay? I am serious about this. And I hope you all are too. Because we will go nowhere until this is sorted out.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262   1-604-929-1352   www.viavid.com

3

GoLogiq – Interim CEO Brent Suen, April 21, 2023

Okay, a couple of more. What type of growth are looking for over the next few years?

I think if we only achieve 50% of the acquisitions that we’ve mapped out, layering in the growth plan we have with some of the fintech businesses, we could attain a 35% to 40% growth rate for the next five years. So, with $15 billion under management doing over $100 million in revenues and being profitable and on the NYSE, I think that makes us capable of commanding a very enviable market cap. And we can line up acquisitions of this nature while we’re on the pink sheets, think of what we can do when we’re on the NYSE. But we won’t get a chance unless this gets solved. Am I serious about it? Yes. And again, I really hope you all are too.

If anyone has any idea of who is doing it or if you are on this call, I encourage you to unwind that position and let things take their course. You’ll get your liquidity when we’re on the NYSE, but for right now you are F’ing this up for 2,700 shareholders and about 600 shareholders whom I know. And also, friends and family of theirs and of mine, and I take that extremely seriously.

I appreciate you guys being patient over this past year and participating in the call. But I’ll tell you, if you’re going to be upset with anyone, it’s whomever is perpetrating this. And again, if you have any idea or if you have ways of finding out, I encourage you to do so because we’ll go nowhere until this gets solved.

With that, thanks everyone. If you have any questions, reach out. It may take me a little while to get back. I got 618 emails over two days over the weekend, so things are a little slow. But once we get this sorted, we’ll be back on track in a heartbeat.

Thank you very much and all the best.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262   1-604-929-1352   www.viavid.com

4